Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Customers Bancorp, Inc.
West Reading, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-239305) and Form S-8 (No. 333-232824, 333-197997 and 333-186554) of Customers Bancorp, Inc. of our report dated March 1, 2019, relating to the consolidated financial statements, which appears in this Form 10-K.
/s/ BDO USA, LLP

Philadelphia, Pennsylvania
March 1, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

R-221 (5/19)